THE TIMKEN COMPANY
Deferred Share Equivalents Agreement
THIS DEFERRED SHARE EQUIVALENTS AGREEMENT (this “Agreement”) is made by and between The Timken Company, an Ohio corporation (the “Company”), and the undersigned Grantee pursuant to The Timken Company 2019 Equity and Incentive Compensation Plan, as may be amended or amended and restated from time to time (the “Plan”), effective as of the Date of Grant, which is provided, along with additional grant details, on the secure web portal of the third-party vendor used by the Company for the administration of the Plan (such information is referred to herein as the “Grant Summary”). All terms used in this Agreement with initial capital letters that are defined in the Plan and not otherwise defined herein shall have the meanings assigned to them in the Plan.
1.Grant and Vesting of Awards. Subject to the terms and conditions of the Plan and this Agreement, Grantee has been granted on the Date of Grant the right to receive (a) the number of Deferred Share Equivalents specified in the Grant Summary and (b) dividend equivalents payable in cash on a deferred basis (the “Dividend Equivalents”) with respect to the Deferred Share Equivalents covered by this Agreement. Subject to Sections 2 and 3 hereof, Grantee’s right to receive a cash payment in respect of the Deferred Share Equivalents covered by this Agreement and any related Dividend Equivalents that are accumulated will become nonforfeitable on the __________ 1 anniversary of the Date of Grant (the “Vesting Date”), if Grantee remains in the continuous employ of the Company or a Subsidiary from the Date of Grant through the Vesting Date (such period, the “Vesting Period”). For purposes of this Agreement, Grantee’s continuous employment with the Company or a Subsidiary will not be deemed to have been interrupted, and Grantee will not be deemed to have ceased to be an employee of the Company or a Subsidiary, by reason of any transfer of employment among the Company and its Subsidiaries.
2.Alternative Vesting of Awards. Notwithstanding Section 1 of this Agreement, and subject to the payment provisions of Section 5 of this Agreement, Grantee’s right to receive a cash payment in respect of the Deferred Share Equivalents covered by this Agreement and any related Dividend Equivalents then accumulated may become nonforfeitable if any of the following circumstances apply:
(a)Death or Disability: Grantee’s right to receive a cash payment in respect of the Deferred Share Equivalents covered by this Agreement and any related Dividend Equivalents then accumulated will immediately become nonforfeitable if Grantee dies or becomes Permanently Disabled (as defined below) while in the employ of the Company or any Subsidiary. If Grantee dies or becomes Permanently Disabled during the period that Grantee is deemed to be in the continuous employ of the Company or a Subsidiary pursuant to Section 2(c) or 2(d), then the Deferred Share Equivalents covered by this Agreement and any related Dividend

1 Insert applicable length of vesting period as determined by the Committee that is not less than one year but no greater than five years.

Equivalents then accumulated will immediately become nonforfeitable; provided, however, that if Section 2(d) applies, the Deferred Share Equivalents covered by this Agreement and any related Dividend Equivalents will immediately become nonforfeitable only to the extent that the Deferred Share Equivalents covered by this Agreement and any related Dividend Equivalents would have become nonforfeitable during the severance period pursuant to Section 2(d).
For purposes of this Agreement, “Permanently Disabled” means that Grantee has qualified for long-term disability benefits under a disability plan or program of the Company, or, in the absence of a disability plan or program of the Company, under a government-sponsored disability program and is “disabled” within the meaning of Section 409A(a)(2)(C) of the Code.
(b)Change in Control:
(i)Upon a Change in Control occurring during the Vesting Period while Grantee is an employee of the Company or a Subsidiary, if any Deferred Share Equivalents covered by this Agreement and any related Dividend Equivalents then accumulated remain outstanding and unvested, they will immediately become nonforfeitable (except to the extent that a Replacement Award for such Deferred Share Equivalents and Dividend Equivalents is provided to Grantee). If Grantee is deemed to be in the continuous employ of the Company or a Subsidiary pursuant to Section 2(c) or 2(d), then, upon a Change in Control that occurs prior to the Vesting Date, the Deferred Share Equivalents covered by this Agreement and any related Dividend Equivalents then accumulated will immediately become nonforfeitable; provided, however, that if Section 2(d) applies, the Deferred Share Equivalents covered by this Agreement and any related Dividend Equivalents then accumulated will immediately become nonforfeitable only to the extent that the Deferred Share Equivalents covered by this Agreement and any related Dividend Equivalents would have become nonforfeitable during the severance period pursuant to Section 2(d).
(ii)For purposes of this Agreement, a “Replacement Award” shall mean an award (A) of deferred share equivalents, (B) that has a value at least equal to the value of the Deferred Share Equivalents covered by this Agreement and any related Dividend Equivalents then accumulated, (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control (or another entity that is affiliated with the Company or its successor following the Change in Control) (the “Successor”), (D) the tax consequences of which, under the Code, if Grantee is subject to U.S. federal income tax under the Code, are not less favorable to Grantee than the tax consequences of the Deferred Share Equivalents covered by this Agreement and any related Dividend Equivalents then accumulated, (E) that becomes nonforfeitable in full upon a termination of Grantee’s employment with the Company or the Successor for Good Reason by

Grantee or without Cause (as defined in Section 2(d)) by the Company or the Successor within a period of two years after the Change in Control, and (F) the other terms and conditions of which are not less favorable to Grantee than the terms and conditions of the Deferred Share Equivalents covered by this Agreement and any Dividend Equivalents then accumulated with respect thereto (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it conforms to the requirements of Treasury Regulation 1.409A-3(i)(5)(iv)(B) or otherwise does not result in the Deferred Share Equivalents covered by this Agreement and any Dividend Equivalents then accumulated with respect thereto, or the Replacement Award, failing to comply with Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Deferred Share Equivalents covered by this Agreement and any related Dividend Equivalents then accumulated if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 2(b)(ii) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
(iii)For purposes of Section 2(b)(ii), “Good Reason” means a material reduction in the nature or scope of the responsibilities, authorities or duties of Grantee attached to Grantee’s position held immediately prior to the Change in Control, a change of more than 60 miles in the location of Grantee’s principal office immediately prior to the Change in Control, or a material reduction in Grantee’s remuneration upon or after the Change in Control; provided, that no later than 90 days following an event constituting Good Reason Grantee gives notice to the Successor of the occurrence of such event and the Successor fails to cure the event within 30 days following the receipt of such notice.
(iv)If a Replacement Award is provided, (A) the terms of the Replacement Award will govern the Vesting and payment of the Replacement Award and (B) notwithstanding anything in this Agreement to the contrary, any outstanding Deferred Share Equivalents covered by this Agreement and any Dividend Equivalents then accumulated which at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be nonforfeitable at the time of such Change in Control.
(c)Divestiture: If Grantee’s employment with the Company or a Subsidiary terminates as the result of a Divestiture (as defined below), then the Deferred Share Equivalents covered by this Agreement and any related Dividend Equivalents then accumulated will become nonforfeitable in accordance with the vesting schedule set forth in Section 1(a) as if Grantee had remained in the continuous employ of the Company or a Subsidiary from the Date of Grant through the Vesting Date or the occurrence of a circumstance referenced in

Section 2(a) or 2(b), whichever occurs first. For the purposes of this Agreement, the term “Divestiture” means a permanent disposition to a Person other than the Company or any Subsidiary of a plant or other facility or property at which Grantee performs a majority of Grantee’s services whether such disposition is effected by means of a sale of assets, a sale of Subsidiary stock or otherwise.
(d)Termination Without Cause: [Subject to Section 5(c) hereof, if (i) Grantee’s employment with the Company or a Subsidiary is terminated by the Company or a Subsidiary other than for Cause (a “Termination Without Cause”) and (ii) Grantee is entitled to receive severance pay pursuant to the terms of any severance pay plan or program of the Company in effect at the time of Grantee’s termination of employment that provides for severance pay calculated by multiplying Grantee’s base compensation by a specified severance period, then Grantee’s right to receive a cash payment in respect of the Deferred Share Equivalents covered by this Agreement and any related Dividend Equivalents then accumulated will become nonforfeitable in accordance with the vesting schedule set forth in Section 1(a) as if Grantee had remained in the continuous employ of the Company or a Subsidiary from the Date of Grant through the Vesting Date or the occurrence of a circumstance referenced in Section 2(a) or 2(b), whichever occurs first; provided, however, that if the specified severance period ends before the Vesting Date, Grantee’s right to receive the Deferred Share Equivalents covered by this Agreement and any related Dividend Equivalents then accumulated shall be forfeited automatically at the end of the severance period.]2 [Subject to Section 5(c) hereof, if Grantee’s employment with the Company or a Subsidiary is terminated by the Company or a Subsidiary other than for Cause (a “Termination Without Cause”), then Grantee’s right to receive a cash payment in respect of the Deferred Share Equivalents covered by this Agreement and any related Dividend Equivalents then accumulated will become nonforfeitable in accordance with the vesting schedule set forth in Section 1(a) as if Grantee had remained in the continuous employ of the Company or a Subsidiary from the Date of Grant through the Vesting Date or the occurrence of a circumstance referenced in Section 2(a) or 2(b), whichever occurs first.]3
For purposes of this Agreement, “Cause” means: (i) an intentional act of fraud, embezzlement or theft in connection with Grantee’s duties with the Company or a Subsidiary (or the Successor, if applicable); (ii) an intentional wrongful disclosure of secret processes or confidential information of the Company or a Subsidiary (or the Successor, if applicable); (iii) an intentional, wrongful engagement in any competitive activity that would constitute a material breach of Grantee’s duty of loyalty to the Company or a Subsidiary (or the Successor, if applicable); (iv) the willful misconduct in the performance of Grantee’s duties to the Company or a Subsidiary (or the Successor, if applicable); or (v) gross negligence in the performance of Grantee’s duties to the
2 NTD: Include this bracketed language for all associates other than new hires who will get full vesting on a Termination Without Cause.
3 NTD: Include this bracketed language for all associates who are new hires who will get full vesting on a Termination Without Cause.

company or a Subsidiary (or the Successor, if applicable). No act, or failure to act, on the part of Grantee shall be deemed “intentional” unless done or omitted to be done by Grantee not in good faith and without reasonable belief that Grantee’s action or omission was in or not opposed to the best interest of the Company or a Subsidiary (or the Successor, if applicable); provided that for any Grantee who is party to an individual severance or employment agreement defining Cause, “Cause” will have the meaning set forth in such agreement.
3.Forfeiture of Awards. Grantee’s right to receive the a cash payment in respect of the Deferred Share Equivalents covered by this Agreement and any related Dividend Equivalents then accumulated will be forfeited automatically and without further notice on the date that Grantee ceases to be an employee of the Company or a Subsidiary for any reason other than as described in Section 1 or 2 hereof prior to the Vesting Date. In the event that Grantee intentionally commits an act that the Committee determines to be materially adverse to the interests of the Company or a Subsidiary, Grantee’s right to receive a cash payment with respect to the Deferred Share Equivalents covered by this Agreement and any related Dividend Equivalents then accumulated will be forfeited at the time of that determination notwithstanding any other provision of this Agreement to the contrary.
4.Crediting of Dividend Equivalents. With respect to each of the Deferred Share Equivalents covered by this Agreement, Grantee will be credited on the records of the Company with Dividend Equivalents in an amount equal to the amount per share of any cash dividends declared by the Board on the outstanding Deferred Share Equivalents during the period beginning on the Date of Grant and ending on the date on which Grantee receives the cash payment in respect of the Deferred Share Equivalents covered by this Agreement pursuant to Section 5 hereof or at the time when the Deferred Share Equivalents covered by this Agreement are forfeited in accordance with Section 3 of this Agreement. The Dividend Equivalents will accumulate without interest.
5.Payment of Awards.
(a)General: Subject to Sections 3 and 5(b), payment for the Deferred Share Equivalents covered by this Agreement that are nonforfeitable and any related Dividend Equivalents then accumulated will be made in cash within 60 days following the Vesting Date in an amount equal to the product of (i) the average of the highest price and the lowest price of a Common Share on the date that the Deferred Share Equivalents become nonforfeitable, as reported on the national securities exchange on which the Common Shares are listed, multiplied times (ii) the number of Deferred Share Equivalents covered by this Agreement, plus any related Dividend Equivalents accrued on the Deferred Share Equivalents since the Date of Grant. Payments will be made in one lump sum amount in U.S. Dollars or in the currency of Grantee’s country in an equivalent amount, as determined by the Company, less any applicable federal, state, local or foreign withholding taxes.

(b)Other Payment Events: Notwithstanding Section 5(a), to the extent that the Deferred Share Equivalents covered by this Agreement are nonforfeitable on the dates set forth below, payment with respect to the Deferred Share Equivalents covered by this Agreement that have become nonforfeitable and any related Dividend Equivalents then accumulated will be made as follows:
(i)Change in Control. Within 10 days of a Change in Control, Grantee is entitled to receive a lump sum cash payment in respect of the Deferred Share Equivalents covered by this Agreement that are nonforfeitable and any related Dividend Equivalents then accumulated on the date of the Change in Control; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, Grantee is entitled to receive the corresponding payment on the date that would have otherwise applied pursuant to Sections 5(a) or 5(b)(ii) as though such Change in Control had not occurred.
(ii)Death or Permanent Disability. Within 30 days of the date of Grantee’s death or the date Grantee becomes Permanently Disabled, Grantee is entitled to receive a lump sum cash payment in respect of the Deferred Share Equivalents covered by this Agreement that are nonforfeitable and any related Dividend Equivalents then accumulated on such date.
(c)Release Requirement. Notwithstanding any provision of this Agreement to the contrary, the Deferred Share Equivalents and any Dividend Equivalents will not become nonforfeitable or payable pursuant to Section 2(d) of this Agreement as a result of a Termination Without Cause or pursuant to Section 2(b)(ii)(E) of this Agreement as a result of a termination of employment for Good Reason by Grantee or without Cause by the Company or the Successor unless, to the extent permitted by applicable law, Grantee signs, does not revoke, and agrees to be bound by a general release of claims in a form provided by the Company or the Successor, which release must be signed, and any applicable revocation period shall have expired within 30 or 60 days (as specified by the Company or the Successor at the time such release is provided) of Grantee’s termination of employment (such 30 day or 60 day period, as applicable, the “Review Period”). In the event such Review Period begins in one taxable year of Grantee, and ends in a second taxable year of Grantee, then to the extent necessary to avoid any penalties or additional taxes under Section 409A of the Code, no payment shall be made before the second taxable year.
(d)For the avoidance of doubt, in no event will Grantee be entitled to receive payment in any form other than cash, and under no circumstances will Grantee be entitled to receive Common Shares or any other security hereunder.
6.Transferability. Neither Grantee’s right to receive a cash payment in respect of the Deferred Share Equivalents covered by this Agreement nor Grantee’s right to receive any

Dividend Equivalents shall be transferable by Grantee except by will or the laws of descent and distribution. Any purported transfer in violation of this Section 7 shall be null and void, and the purported transferee shall obtain no rights with respect to such Deferred Share Equivalents.
7.Compliance with Law.
    To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Grantee).
(a)It is intended that the Agreement and the Plan comply with any applicable requirements of the State Administration of Foreign Exchange (“SAFE”) in the People’s Republic of China (the “PRC”) and other laws in effect in the PRC. The Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to meet these SAFE requirements and other laws in the PRC shall have no force and effect until they are amended to comply with the applicable SAFE requirements and other laws in the PRC. Grantee agrees in advance to any such required amendment.
8.Adjustments. Subject to Section 12 of the Plan, the Committee shall make any adjustments in the number or kind of shares of stock or other securities covered by this Agreement, and other terms and provisions, that the Committee shall determine is equitably required to prevent any dilution or expansion of Grantee’s rights under this Agreement that otherwise would result from any (a) extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) merger, consolidation, separation, reorganization, partial or complete liquidation or other distribution of assets involving the Company or (c) other transaction or event having an effect similar to any of those referred to in subsection (a) or (b) herein. Moreover, in the event that any transaction or event described or referred to in the immediately preceding sentence, or a Change in Control, shall occur, the Committee shall provide in substitution of any or all of Grantee’s rights under this Agreement such alternative consideration as the Committee shall determine in good faith to be equitable under the circumstances.
9.Withholding Taxes. To the extent that the Company or a Subsidiary is required to withhold federal, state, local or foreign taxes or other amounts in connection with Grantee’s right to receive a cash payment under this Agreement, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of any cash payment that Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld. Grantee may elect that all or any part of such withholding requirement be satisfied by retention by the Company of a portion of the Deferred Share Equivalents delivered to Grantee. If such election is made, the Deferred Share Equivalents so retained shall be credited against such withholding requirement at the fair market value per Share on the date of such delivery.
10.Clawback; Detrimental Activity and Recapture.
(a)Notwithstanding anything in this Agreement to the contrary, Grantee acknowledges and agrees that this Agreement and the award described herein (and any settlement thereof) are subject to the terms and conditions of the Company’s clawback policy or policies (if any) as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Shares at any point may be traded) (the “Compensation Recovery Policy”), and that applicable terms of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof. By accepting this award under the Plan and pursuant to this Agreement, Grantee consents to be bound by the terms of the Compensation Recovery Policy, to the extent applicable to Grantee, and agrees and acknowledges to fully cooperate with and assist the Company in connection with any of Grantee’s obligations to the Company pursuant to the Compensation Recovery Policy, and agrees that the Company may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy, in each case from and after the effective dates thereof. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from Grantee of any such amounts, including from Grantee’s accounts or from any other compensation, to the extent permissible under Section 409A of the Code.
(b)Notwithstanding anything in this Agreement to the contrary, including the terms of the Compensation Recovery Policy referenced in Section 10(a) of this Agreement, nothing in this Agreement prevents Grantee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.
11.Relation to Other Benefits. Any economic or other benefit to Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.
12.Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that, subject to the terms of the Plan and the provisions of Section 8 hereof, no amendment shall materially impair the rights of Grantee with respect to either the Deferred Share Equivalents or other securities covered by this Agreement or the Dividend Equivalents without Grantee’s consent.
13.Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision in any other person or circumstances shall not be affected, and the provisions so held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid.
14.Governing Law. This Agreement is made under, and shall be construed in accordance with, the internal substantive laws of the State of Ohio. Grantee agrees that the state and federal courts located in the State of Ohio shall have jurisdiction in any action, suit or proceeding against Grantee based on or arising out of this Agreement and Grantee hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against Grantee; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process..
15.Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Deferred Share Equivalents by electronic means. Grantee has consented to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
16.Nature of Grant. Grantee has acknowledged that:
(a)the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan or the Agreement;
(b)the grant of the Deferred Share Equivalents is voluntary and occasional and does not create any contractual or other right to receive future grants of Deferred Share Equivalents, or benefits in lieu of Deferred Share Equivalents, even if Deferred Share Equivalents have been granted repeatedly in the past;
(c)all decisions with respect to future grants of Deferred Share Equivalents, if any, will be at the sole discretion of the Company;
(d)Grantee is voluntarily participating in the Plan;

(e)the Deferred Share Equivalents are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, its Subsidiaries, and/or its affiliates, and that is outside the scope of Grantee’s employment contract with the Company or its affiliates, if any;
(f)the Deferred Share Equivalents are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;
(g)the future value of the underlying Common Shares is unknown and cannot be predicted with certainty;
(h)in consideration of the grant of the Deferred Share Equivalents, no claim or entitlement to compensation or damages shall arise from forfeiture or termination of the Deferred Share Equivalents or diminution in value of the Deferred Share Equivalents or the Common Shares resulting from Grantee’s termination of employment (for any reason whatsoever and whether or not in breach of local labor laws); and
(i)notwithstanding any terms or conditions of the Plan to the contrary, in the event of the involuntary termination of Grantee’s employment, Grantee’s right to receive the Deferred Share Equivalents and vest in the Deferred Share Equivalents under the Plan, if any, will terminate effective as of the date that Grantee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of the involuntary termination of employment, Grantee’s right to vest in the Deferred Share Equivalents after termination of employment, if any, will be measured by the date of termination of Grantee’s active employment and will not be extended by any notice period mandated under local law.
17.Data Privacy. Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Grantee’s personal data as described in this document by and among, as applicable, Grantee’s employer (the “Employer”), the Company and its Subsidiaries and affiliates, for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan.
Grantee understands that the Company and the Employer may hold certain personal information about Grantee, including, but not limited to, Grantee’s name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Deferred Share Equivalents or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in Grantee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).

Grantee understands that Data will be transferred to Computershare, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Grantee understands that the recipients of the Data may be located in the United States or elsewhere, including outside the European Economic Area (if applicable), and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Grantee’s country. Grantee understands that Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting Grantee’s local human resources representative. Grantee authorizes the Company, Computershare and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Grantee’s participation in the Plan. Grantee understands that Data will be held only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan. Grantee understands that Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Grantee’s local human resources representative. Grantee understands, however, that refusing or withdrawing Grantee’s consent may affect Grantee’s ability to participate in the Plan. For more information on the consequences of Grantee’s refusal to consent or withdrawal of consent, Grantee understands that Grantee may contact Grantee’s local human resources representative.

[Signatures on the Following Page]

This Agreement is executed by the Company on this ___ day of __________, 20__.
The Timken Company
By:
Name:
Title:
The undersigned Grantee hereby acknowledges receipt of an executed original of this Agreement and accepts the right to receive the Deferred Share Equivalents or other securities covered hereby and any Dividend Equivalents accumulated with respect thereto, subject to the terms and conditions of the Plan and the terms and conditions herein above set forth.

[GRANTEE]

Date:
    12